Exhibit 99.2
Investor Update - July 25, 2013

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q3 2013	Change Y-O-Y	Forecast Full Year 2013	Change Y-O-Y	Prior Guidance Jun 11, 2013
Capacity (ASMs in millions)	8,000 - 8,050	~ 8%	30,350 - 30,450	~ 8%	30,150 - 30,650
Cost per ASM excluding fuel and special items (cents)(a)	7.45¢ - 7.50¢	~ 4.5%	~ 7.56¢	~ flat	7.50¢
Fuel gallons (000,000)	101	~ 5%	390 - 395	~ 6.5%	390 - 395
Economic fuel cost per gallon(b)	$3.25	~ flat	(b)	(b)	(b)

(a)	Our cost guidance includes the new labor agreement reached between Alaska and Air Line Pilots Association, and newly imposed increased rent at Port of Seattle.

(b)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost - $2.52 ($106 per barrel), refining margin - 45 cents, cost of settled hedges - 8 cents, with the remaining difference due to taxes and other into-plane costs. Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	July	August	September
Point Change Y-O-Y	- 0.5 pts	+ 0.5 pts	- 1 pt
Prior Guidance Jun 11, 2013 - Point Change Y-O-Y	+ 0.5 pts	+ 1 pt	N/A

(a)	Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Q3 2013	Change Y-O-Y	Forecast Full Year 2013	Change Y-O-Y	Prior Guidance Jun 11, 2013
Capacity (ASMs in millions)	8,850 - 8,900	~ 7%	33,650 - 33,750	~ 7%	33,600 - 34,100
Cost per ASM excluding fuel and special items (cents)(a)	8.25¢ - 8.30¢	~ 3%	~ 8.45¢	~ (0.5)%	8.35¢
Fuel gallons (000,000)	115	~ 4.5%	445 - 450	~ 5.5%	445 - 450
Economic fuel cost per gallon(b)	$3.25	~ flat	(b)	(b)	(b)

(a)
Our cost guidance includes the new labor agreements reached between Alaska and Air Line Pilots Association, Horizon and the Association of Flight Attendants, and newly imposed increased rent at Port of Seattle.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	July	August	September
Point Change Y-O-Y	flat	+ 1 pt	- 0.5 pts
Prior Guidance Jun 11, 2013 - Point Change Y-O-Y	+ 1 pt	+ 1 pt	N/A

(a)	Percentage point change compared to the same point in time last year.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $5 million to $7 million in the third quarter of 2013.

AIR GROUP - CONSOLIDATED (continued)
Capital Expenditures(a)
Total expected capital expenditures are as follows (in millions):

	2013	2014	2015	2016
Aircraft and aircraft purchase deposits - firm	$390	$285	$235	$195
Other flight equipment	45	130	25	25
Other property and equipment	55	85	75	75
Total property and equipment additions	$490	$500	$335	$295
Aircraft and aircraft deposits related to Alaska options, if exercised(b)	$25	$175	$470	$360
Aircraft and aircraft deposits related to Horizon options, if exercised(b)	$—	$15	$45	$45

(a)	Preliminary estimate, subject to change.

(b)	Alaska has options to acquire 69 737 aircraft with deliveries from 2015 through 2024. Horizon has options to acquire 7 Q400 aircraft with deliveries from 2015 through 2018.

Projected Fleet Count(a)

	Actual Fleet Count		Expected Fleet Activity
Aircraft	Dec 31, 2012	Jun 30, 2013	Remaining2013	Dec 31, 2013	2014 Changes	Dec 31, 2014
737 Freighters & Combis	6	6	—	6	—	6
737 Passenger Aircraft	118	122	4	126	2	128
Total Mainline Fleet	124	128	4	132	2	134
Q400	48	48	3	51	—	51
Total	172	176	7	183	2	185

(a)	The expected fleet counts at December 31, 2013 and 2014 are subject to change.

Labor Agreements
Alaska reached a five-year agreement with the Air Line Pilots Association, International (ALPA) on July 10, 2013. Horizon reached a five-year agreement with the Association of Flight Attendants (AFA) on July 18, 2013.

Quarterly Dividend Declared
We declared a quarterly cash dividend of $0.20 per share to be paid August 22, 2013 to all shareholders of record as of August 6, 2013. The dividend is in addition to the existing $250 million stock repurchase program announced in September 2012.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our third quarter of 2013 estimated jet fuel purchases at an average price of 52 cents cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2013	50%	$101	$11
Fourth Quarter 2013	50%	$102	$10
Full Year 2013	50%	$102	$11
First Quarter 2014	50%	$103	$9
Second Quarter 2014	50%	$103	$8
Third Quarter 2014	44%	$103	$8
Fourth Quarter 2014	33%	$104	$7
Full Year 2014	44%	$103	$8
First Quarter 2015	28%	$104	$7
Second Quarter 2015	22%	$103	$6
Third Quarter 2015	17%	$106	$5
Fourth Quarter 2015	11%	$106	$5
Full Year 2015	19%	$104	$6
First Quarter 2016	6%	$105	$4
Full Year 2016	1%	$105	$4

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts. During the second quarter of 2013, we changed the timing of our hedging program. Going forward, we will start hedging approximately 18 months in advance of consumption compared to 36 months historically. Additionally, we will reach our target of having 50% of consumption will be hedged 6 months in advance compared to 12 months historically.

Fuel Price Sensitivity
The following table depicts a forward-looking sensitivity of our full year 2013 economic fuel price per gallon given actual economic costs incurred to date, our current crude oil and refining margin positions, and a range of possible future crude oil and refining margin prices:

		Crude Price per Barrel
		$80	$90	$100	$110	$120
Refining Margin (cents per Gallon)	50	$3.07	$3.18	$3.29	$3.37	$3.43
	60	$3.10	$3.22	$3.33	$3.41	$3.47
	70	$3.14	$3.26	$3.36	$3.45	$3.51
	80	$3.28	$3.40	$3.50	$3.59	$3.65
	90	$3.32	$3.44	$3.54	$3.62	$3.69